Cardio Neo-Genesis Limited Partnership Sponsorship Agreement

This Agreement is made as of November 7, 2008 by and between CardioVascular BioTherapeutics, Inc., a Delaware corporation (“CVBT”) and Neo Cardio Partners, LLC (“Sponsor”) with reference to the following:

R E C I T A L S

A. CVBT is a biopharmaceutical company in the process of developing drugs utilizing formulations of human FGF-1 for cardiovascular diseases characterized by inadequate blood flow to a tissue or organ.

B. CVBT has obtained or will soon obtain authorization from the U.S. Food and Drug Administration (“FDA”) to commence a Phase II clinical trial for its drug candidate for severe coronary heart disease, CVBT-141H (the “Heart Drug”).

C. Sponsor wishes to form a limited partnership (the “Clinical Partnership”) in order to fund the further research required to bring the Heart Drug through all or a portion of its Phase II clinical trial. The Clinical Partnership will be named Cardio Neo-Genesis, LP (“CNG”).

D. CVBT is willing to enter into a contract with the CNG to conduct and/or manage the further research required to bring the Heart Drug through all or a portion of its Phase II clinical trial. THEREFORE, in consideration of the promises and the mutual covenants contained herein and for valuable consideration the sufficiency of which is acknowledged, the parties agree as follows:

1. Formation and Funding of the Clinical Partnership. Either directly or through an investment vehicle controlled by Sponsor, on or before October 30, 2008, Sponsor agrees to form and act as the general partner of the Clinical Partnership. In that regard, Sponsor agrees to raise on a best efforts basis up to $15,000,000 USD (Fifteen Million US Dollars) from sophisticated, accredited investors. Sponsor agrees that, unless the funding requirement of section 2(a) below is extended by CVBT, all funding will be completed by April 30, 2009. CVBT will have no responsibility for the formation, management, funding or operation of the Clinical Partnership. Sponsor shall be the main point of contact with whom CVBT shall work when interacting with the Clinical Partnership unless Sponsor designates in writing a party other than Sponsor.

2. Development Contract

(a) Investment. Sponsor agrees that it will cause the Clinical Partnership to enter into separate development and licensing contracts with CVBT, containing customary provisions, for the purpose of conducting all or a portion of the further research necessary to develop the Heart Drug into a marketable product. Sponsor will cause the Clinical Partnership to fund the net proceeds of the agreed upon provision for working capital toward such research and development effort described in the development contract all of which shall be paid to CVBT on or before April 30, 2009, unless extended by CVBT.

Exhibit 10.3

(b) No Liability If Not Successful. If development of the Heart Drug is not successful, CVBT will owe nothing to the Sponsor or the Clinical Partnership.

(c) Economic Benefit to the Clinical Partnership. The Clinical Partnership will receive from CVBT the right to a royalty if revenues or other forms of economic benefit are derived from the Heart Drug.

(i) Royalty. The Clinical Partnership has a right to future revenues of the CVBT Heart Drug, from partnering, licensing or from sales once the Heart Drug is approved by the regulatory authorities. The Partnership CNG shall receive 5% of all monies CVBT collects for the Heart Drug, until the Limited Partner(s) have received a cumulative total of 20 times the original investment into CNG by the limited partner(s). CVBT acknowledges that raising capital for CNG from limited partners is expensive. CVBT accepts that CNG will pay the following marketing costs: 1) cost of preparing documents, and annual administrative and accounting costs, all together provided for as 2.5% of the capital raised by CNG from its limited partners; 2) a placement fee of 8% of the money raised; 3) a due diligence fee of 2% of the money raised; 4) a wholesale fee of 1% of the money raised; and 5) a general partner’s profit participation of 20% of all royalties, after first 200% of the limited partners’ original investment has been paid. Royalty payments will be paid from CVBT to the Clinical Partnership on a quarterly basis as provided for in the Development and/or Licensing agreements.

3. Ownership of the Drug and Intellectual Property Rights. At all times during the course of development pursuant to the development contract, the Heart Drug and all intellectual property rights related thereto shall be owned by CVBT or subject to the provisions of the Development and/or Licensing agreements. Nothing in this Agreement shall be construed to create any license or transfer any intellectual property rights to any party.

4. Miscellaneous.

(a) Except for the development and licensing agreements referenced in Section 2 hereof, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

(b) This agreement shall be governed by the laws of the State of Nevada, without regard to its conflicts of law rules with exclusive venue in the state and federal courts within the District of Nevada.

(c) This agreement will terminate automatically and be of no further force or effect if (i) the Clinical Partnership is not formed on or before November 15, 2008 and (ii) the development agreement referenced in Section 2 hereof has not been entered into by CVBT and the Clinical Partnership on or before November 15, 2008.

Exhibit 10.3

(d) Sponsor understands and acknowledges that CVBT is a publicly traded company, and as such, CVBT will be required to report the terms of this contract, and the development agreement, pursuant to its reporting obligations under the Securities Exchange Act of 1934, as amended. Sponsor also acknowledges that CVBT plans to make a press release about this contract and the development agreement. Copies of both will be provided to the Sponsor.

(e) Time is of the essence in this Agreement.

(f) This Agreement may be executed via facsimile and in one or more counterparts, all of which together shall constitute one document.

(g) If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, then such provision shall be disregarded and the remaining provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.		Neo Cardio Partners, LLC

By	/s/ Mickael A. Flaa	By	/s/ Jody L. Mack

Name	Mickael A. Flaa	Name	Jody L. Mack
Title	Chief Financial Officer	Title	Managing Member

	(“CVBT”)		(“Sponsor”)

Exhibit 10.3